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                     January 13, 2022

       Caron A. Lawhorn
       Chief Financial Officer
       ONE Gas, Inc.
       15 East Fifth Street
       Tulsa, OK 74103

                                                        Re: ONE Gas, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2020
                                                            Filed February 26,
2021
                                                            File No. 1-36108

       Dear Ms. Lawhorn:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation